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                                                                    EXHIBIT 99.1

                            JAY S. WALKER STEPS DOWN
                      FROM PRICELINE.COM BOARD OF DIRECTORS

     NORWALK, Conn., December 28, 2000 . . . The Board of Directors of priceline.com (Nasdaq: PCLN) today announced that Jay S. Walker, who had been the Board's vice chairman, is stepping down from the Board.

Mr. Walker recently assumed the role of CEO at Walker Digital, LLC, a Stamford-based intellectual property developer that invented priceline.com's business model. Mr. Walker said he was leaving the priceline.com Board of Directors, effective December 31, in order to focus on business challenges facing Walker Digital, including the licensing of its intellectual property portfolio and commercialization of several related services.

"As priceline.com's founder, Jay made significant contributions to our business," said Chairman Richard S. Braddock. "He gave us the intellectual foundation on which we have built and expect to continue to grow priceline.com. We thank Jay for those contributions and we understand his decision to concentrate his time at Walker Digital."

"I am proud of what has been achieved so far at priceline.com," said Mr. Walker. "I have every confidence that priceline.com will emerge from the current environment as one of the Internet's pre-eminent brands."

ABOUT PRICELINE.COM

Priceline.com is the Name Your Own Price-SM- Internet pricing system that provides services across four broad product categories: a travel service that offers leisure airline tickets, hotel rooms and rental cars; a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee; an automotive service that offers new cars; and a telecommunications service that offers long distance calling services. Priceline.com licenses its business model to independent licensees, including pricelinemortgage and certain international licensees. In these arrangements, priceline.com generally receives royalties for licensing its intellectual property. Priceline.com also holds securities carrying the right to purchase a significant equity stake in the licensees under certain conditions. Unless those rights are exercised, the results of licensee operations will not be included in priceline.com's financial statements.

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For press information, contact:
Brian Ek at priceline.com 203-299-8167 (brian.ek@priceline.com)
Kevin Goldman at Walker Digital  203-461-7189

Information about Forward Looking Statements
This press release may contain forward-looking statements. Expressions of future goals and similar expressions including, without limitation, "may," "will," "should," "could," "expects," "does not currently expect," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company's actual results to differ materially from those described in the forward-looking statements: inability to successfully expand the Company's business model both horizontally and geographically; adverse changes in the Company's relationships with airlines and other product and service providers; systems-related failures; the Company's ability to protect its intellectual property rights; the effects of increased competition; losses by the
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Company and its licensees; any adverse impact from negative publicity and negative customer reaction relating to recent announcements concerning the Company; legal and regulatory risks and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements, please refer to the Company's most recent Form 10-Q and Form 10-K filings with the Securities and Exchange Commission.